UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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Kadant Inc.

(Name of the Registrant as Specified In Its Charter)

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Kadant Inc.

One Technology Park Drive

Westford, MA 01886

Commencing May 14, 2012, the following information is being used by Kadant Inc. ( the “Company”) to communicate about the Company’s upcoming Annual Meeting of Stockholders and may be sent to certain stockholders.

In its proxy statement dated April 9, 2012, the Company disclosed that one of its directors, Francis L. McKone, had attended less than 75% of the meetings of its board of directors and the committees on which he served during 2011 due to other commitments. In particular, Mr. McKone missed meetings in late spring and summer to undergo treatment for a medical condition, and as a result only attended 70% of the applicable meetings in 2011. The Company believes Mr. McKone’s absences in 2011 were unavoidable and limited to a specific period of time. Since completion of his treatment, his attendance at meetings of the board of directors and committees has been perfect. Under the 2012 US Proxy Voting Summary Guidelines issued January 31, 2012 by ISS Proxy Advisory Services, missing meetings for medical reasons is viewed as a valid excuse.

For these reasons, the Company requests that stockholders cast their votes FOR Mr. McKone’s election and not to withhold their votes.